Exhibit 99.1

Skyline Announces Third Quarter 2015 Results

Implementing Sales and Marketing Expansion Following Capital Raise in August

MINNEAPOLIS, MN – November 16, 2015 – Skyline Medical Inc. (NASDAQ: SKLN, SKLNU), producer of the FDA-approved STREAMWAY System for automated, direct-to-drain medical fluid disposal, today reported its financial results for the three month period ended September 30, 2015.

Josh Kornberg, CEO of Skyline, commented, “We have been focused on positioning the STREAMWAY System as the premium waste fluid disposal system in the market by targeting respected and large healthcare facilities throughout the country. During 2015, we successfully installed STREAMWAY Systems at Beth Israel Hospital, Dartmouth – Hitchcock Medical Center, VA Medical Center, Penn State Hershey Medical Center and Duke University Health System, among other notable facilities. We believe that having these facilities as active customers will be key to our success as we begin deploying our capital to build a national sales and marketing team to meet the strong demand for our flagship product and position us for rapid growth in 2016.

“The adoption of the STREAMWAY System has outpaced our expectations since we launched our next generation technology last year. We currently have 12 new STREAMWAY trials in process at U.S. medical clinics and over 100 installations throughout the U.S.,” continued Mr. Kornberg.

“Our success selling to major hospitals indicates that medical centers are shifting away from, and we are displacing, alternative fluid management solutions that have been in place for many years. For us to have achieved this, despite our limited sales and marketing capabilities, truly validates the quality and effectiveness of the STREAMWAY™ System. The STREAMWAY is currently installed in a wide variety of procedure rooms, including surgery, interventional radiology and endoscopy suites, demonstrating very significant market potential for the product. Moreover, we are starting to see repeat orders from some of these customers.

“The recent capital raise, combined with careful management of the Company’s burn rate and high margins, should allow us to fund future growth for the foreseeable future. Looking ahead, we are exploring strategic joint ventures for distribution, and we believe there may be attractive opportunities for accretive acquisitions. We are also in the process of launching our global expansion strategy and are excited to have filed for international patents in Canada and select European countries, which are major potential markets for our technologies,” concluded Mr. Kornberg.

Recent Operational Highlights:

•	12 new STREAMWAY trials in process at U.S. medical clinics;
•	15 STREAMWAY units sold and shipped in first nine months of 2015;
•	Significantly expanding sales and marketing for the STREAMWAY System; expected to drive sales starting in early 2016
•	International expansion underway with filing of patents in Canada and select European countries;
•	NASDAQ listing and capital raise in August 2015 to create liquidity and value for security holders;

Operational Overview

Skyline Medical currently has 12 ongoing trials of the STREAMWAY® System across eight different states in the U.S. These trials are taking place in a range of different medical facilities including hospitals and surgery centers. The trial periods are offered as a way for the facilities to validate the STREAMWAY on a small scale, prior to purchasing the trialed units and ultimately rolling out standardized fluid waste management systems across the whole facility.

The Company recently announced that it is also in the process of filing international patent applications for the technologies and processes applied in the STREAMWAY® System. The initial applications are being applied for in Canada and select European countries to advance the Company’s strategy to commence commercial activities in major international markets. The patents are for a direct-to-drain fluid waste disposal system that has continuous suction and unlimited capacity.

Subsequent to the quarter end, the Company presented at the Outpatient Surgery Magazine's OR Excellence 2015 Trade Show in San Antonio, Texas.

Financial Overview

Revenues for the third quarter of 2015 were $85,792, compared to $397,254 for the same period in 2014. Gross profit for the third quarter of 2015 was $66,019, or 77%, compared to $262,528 for the same period in 2014.

Net loss for the period was $1.1 million or $0.28 per basic and diluted share, compared to a net loss of $1.1 million, or $0.37 per basic and diluted share, in the comparable period in 2014.

The Company strengthened its balance sheet in August with the successful completion of a capital raise and concurrent listing of its common stock and units on the NASDAQ Capital Market. The Company reported $7.7 million in cash as of September 30, 2015.

About Skyline Medical Inc.

Skyline Medical Inc. produces a fully automated, patented, FDA-cleared, waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods — which require hand carrying and emptying filled fluid canisters — present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers, 2) improve compliance with Occupational State and Health Association (OSHA) and other regulatory agency safety guidelines, 3) improve efficiency in the operating room, and radiology and endoscopy departments — leading to greater profitability, and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the United States. For additional information, please visit: www.skylinemedical.com.

Forward-looking Statements:

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a significant balance of debts, liabilities and cash obligations that are either considered past due or that will become due in calendar 2015; the terms of any further financing, which may be highly dilutive and may include onerous terms; the features of the Company’s Series A Warrants that include a cashless exercise feature that has the potential to be highly dilutive, and the existence of which may depress the price of our common stock regardless of the Company’s business performance; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contact:

Skyline Investor Relations Contacts:

Garth Russell

KCSA Strategic Communications

212-896-1250

skyline@kcsa.com

SOURCE: Skyline Medical Inc.

Financial Tables Below

SKYLINE MEDICAL INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$85,792	$397,254	$471,078	$785,767

Cost of goods sold	19,773	134,726	199,307	264,174

Gross Margin	66,019	262,528	271,771	521,593

General and administrative expense	861,098	737,519	1,589,522	3,247,024

Operations expense	202,799	183,154	375,429	740,012

Sales and marketing expense	66,720	325,141	439,703	849,364

Interest expense	51,804	131,935	394,641	164,962

Gain on valuation of equity-linked financial instruments	-	-	-	(11,599)

Total expense	1,182,421	1,377,749	2,799,295	4,989,763

Net loss available to common shareholders	$(1,116,402)	$(1,115,221)	$(2,527,524)	$(4,468,170)

Loss per common share basic and diluted	$(0.28)	$(0.37)	$(0.74)	$(1.51)

Weighted average shares used in computation, basic and diluted	3,936,126	2,984,335	3,435,700	2,967,483

SKYLINE MEDICAL INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2015	December 31, 2014

Current Assets:
Cash	$7,733,097	$16,384
Accounts Receivable	14,196	57,549
Inventories	236,890	367,367
Prepaid Expense and other assets	213,223	190,015
Total Current Assets	8,197,406	631,315

Fixed Assets, net	126,570	196,479
Intangibles, net	92,402	73,183

Total Assets	$8,416,378	$900,977

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)

Current Liabilities:
Accounts Payable	1,138,512	2,194,518
Accrued Expenses	1,434,412	3,066,379
Short-term notes payable net of discounts of $0 and $194,097 (See Note 4)	-	937,424
Deferred Revenue	29,180	5,000
Total Current Liabilities	2,602,104	6,203,321

Accrued Expenses	-	213,883
Total Liabilities	$2,602,104	$6,417,204
Commitments and Contingencies	-	-
Stockholders’ Equity/(Deficit):
Series A Convertible Preferred Stock, $.01 par value, $100 Stated Value, 20,000,000 authorized, 0 and 20,550 outstanding	-	206
Series B Convertible Preferred Stock, $.01 par value, 10,000,000 authorized, 1,895,010 and 0 outstanding	18,950	-
Common Stock, $.01 par value, 100,000,000 authorized, 5,203,428 and 3,092,766 outstanding	52,033	30,927
Additional paid-in capital	43,972,722	30,093,745
Accumulated Deficit	(38,229,431)	(35,641,105)
Total Stockholders’ Equity/(Deficit)	5,814,274	(5,516,227)

Total Liabilities and Stockholders’ Equity/(Deficit)	$8,416,378	$900,977